Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

_________________

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Klever Marketing, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and with no meeting of the stockholders of said corporation for consideration thereof being necessary pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware as the proposed amendment is to change the corporation’s corporate name. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “I” so that, as amended, said Article shall be and read as follows:

The name of the corporation (the “Corporation”) shall be:

DarkPulse, Inc.

SECOND: That, after resolution of its Board of Directors, no special meeting of the stockholders of said corporation was called or held nor was action taken by written consent of the stockholders as the amendment is to change the corporation’s corporate name, and pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware, no stockholder vote or approval is necessary.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 20th day of July, 2018.

By: /s/ Thomas A. Cellucci
Title: Secretary & Director
Name: Thomas A. Cellucci